SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTIONS 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   February 6, 2007

Advanstar, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-61386	94-3243499
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

641 Lexington Avenue, New York, NY		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 357-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 6, 2007, both Scott Marden and Kamil Salame were appointed to our Board of Directors.  As of the date of this report, they have not been named to any committee of the Board of Directors, nor has it been determined to which committee or committees, if any, they may be named in the future.

Mr. Marden joined Credit Suisse in June 2006 from the McGraw-Hill Companies where he was President of the Information & Media Segment and a member of the management committee. Scott has over 20 years of investment and management experience in the media industry. As a senior executive, in addition to McGraw-Hill he has served as, President & COO of Marvel Entertainment and CEO of Philips Media, a $1.5 billion unit of Philips Electronics. In media finance he served as Sr. M.D. and head of media investment banking at Bear Stearns, Schroder and Bankers Trust, and was also a founding partner of Compass Partners L.L.C. a $930 million private equity fund.

Mr. Marden holds a B.A. degree from Fordham University and received an A.M. and conducted Ph.D. coursework in economics and social science at the University of Chicago. He is married with two children.

Kamil Salame is a Managing Director and Partner of DLJ Merchant Banking Partners.  Mr. Salame joined DLJ’s Investment Banking Division in 1995 and DLJ Merchant Banking Partners in 2000. Prior to joining DLJ Merchant Banking Partners, Mr. Salame worked at DLJ Real Estate Capital Partners, DLJ Merchant Banking Partners’ real estate private equity affiliate.  He received a B.S. from Georgetown University in 1990, an M.B.A. from Columbia Business School in 1995, where he was an Editor and Fellow of the Columbia Journal of World Business, and a J.D. from Columbia University School of Law in 1995, where he was a Harlan Fiske Stone Scholar.   Mr. Salame is a director of Aspen Insurance Holdings Limited (NYSE:AHL), Montpelier Re Holdings Limited (NYSE:MRH), Merrill Corporation, Mueller Group, Inc., Rockwood Holdings, Inc., Professional Career Development Institute, LLC and US Express Leasing, Inc.

Our board of directors is comprised of each of the directors of our ultimate parent company, Advanstar Holdings Corp., which is controlled by the DLJ Merchant Banking funds, a subsidiary of Credit Suisse.  In connection with the DLJ Merchant Banking funds’ acquisition of substantially all of the shares of Advanstar Holdings, the DLJ Merchant Banking funds, Advanstar Holdings and the other shareholders of Advanstar Holdings entered into a stockholders’ agreement pursuant to which the DLJ Merchant Banking funds have the right to select at least a majority of the board of directors of Advanstar Holdings.  Pursuant to this right, the DLJ Merchant Banking funds have selected Messrs. Marden and Salame to serve as directors of Advanstar Holdings and consequently they have also been selected to serve as directors of Advanstar, Inc., effective February 12, 2007.

As of the date of this report, the board has not approved any specific arrangement to compensate Messrs Marden or Salame for their services as directors .  We are not aware of any transactions between Messrs. Marden or Salame or their immediate family members and Advanstar, Inc. or its subsidiaries that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanstar, Inc.

Date: February 12, 2007	By:	/s/ TED S. ALPERT
Name: Theodore S. Alpert
Title: Vice President - Finance, Chief Financial Officer